Exhibit 99.4
Better Home & Finance Holding Company Announces First Half 2023 Results
•Previously announced closing of business combination on August 22, 2023; Better Home & Finance Class A common stock and warrants commenced trading on Nasdaq under tickers “BETR” and “BETRW” on August 24, 2023
•Business combination with Aurora unlocked approximately $565 million of fresh capital, including a $528 million convertible note and additional common equity
•Continued investment in Better’s proprietary technology platform, Tinman, to improve mortgage fulfillment efficiency and customer experience
•For the six months ended June 30, 2023, Better Home & Finance reported revenue of $51.1 million, net loss of $135.4 million and Adjusted EBITDA of $(82.8) million
•Continued challenging mortgage environment requires cost discipline and prioritization of the most profitable business available
•Acquisition of Birmingham Bank in April 2023 expected to enable growth and expansion of existing operations in the U.K
August 28, 2023 – NEW YORK – Better Home & Finance Holding Company (NASDAQ:BETR, BETRW), a New York-based digitally native homeownership company, today reported its financial results for the six months ended June 30, 2023.
Revenue was $51.1 million in the six months ended June 30, 2023 and $21.0 million in three months ended March 31, 2023. Net loss was $135.4 million and $89.9 million in the six months ended June 30, 2023 and three months ended March 31, 2023, respectively. Adjusted EBITDA loss was $82.8 million and $57.3 million in the six months ended June 30, 2023 and three months ended March 31, 2023, respectively.
For the six months ended June 30, 2023, funded loan volume was $1.7 billion across 4,768 loans funded. For the three months ended March 31, 2023, funded loan volume was $0.8 billion across 2,347 loans funded.
“In the first half of 2023, through a very challenging market environment, we have continued to invest in our proprietary technology platform, Tinman, and our One-Day Mortgage offerings to improve customer experience and fulfillment efficiency.” said Vishal Garg, CEO and Founder of Better. Better launched its One-Day Mortgage program in January 2023. The program allows eligible customers to receive an underwriting determination on their mortgage loan application, in the form of a commitment letter, within 24 hours after locking in their interest rate.

Key highlights from the first half of 2023 include:
•Through continued focus on originating more profitable business, mortgage platform revenue, net decreased less year-over-year than funded loan volume due to increased revenue per loan.
•Gain on sale margin was 2.34% in the six months ended June 30, 2023.
•In the second quarter of 2023, Better decided to wind down its in-house real estate agent business to instead focus on partnering with third-party real estate agents to provide customers with real estate agent services, a business model that better aligns costs with transaction volumes, particularly in market environments with decreased mortgage volumes.
•Lower funded loan volume as well as reductions in headcount-related costs and other operating expenses resulting from restructuring initiatives drove a year-over-year decline in total operating expenses of 80% to $183.9 million for the six months ended June 30, 2023 from $903.7 million in the six months ended June 30, 2022.
•In April 2023, the Company completed the acquisition of Birmingham Bank, a regulated U.K. bank. The acquisition allows the Company to grow and expand existing operations in the U.K. by enabling it to offer online deposits to consumers and hold U.K. residential mortgages going forward. The Company acquired 100% of the equity of Birmingham Bank for a total consideration of $19.3 million, which consists of $15.9 million in cash and $3.4 million in deferred consideration.
•After June 30, 2023, Better repaid the remaining obligations under its corporate credit facility with proceeds from the sale of loans held for sale.
Kevin Ryan, Better’s President and CFO, said, “We are pleased that our continued expense discipline in a challenging mortgage environment has allowed us to dramatically reduce both our GAAP loss and our Adjusted EBITDA loss in the second quarter. We believe the proceeds from closing the business combination alleviate the previously disclosed going concern uncertainty. Pro forma for the business combination, our June 30, 2023 cash and cash equivalents would have been $632.4 million.”
Detailed financial data and other information is available in the Company’s Current Report on Form 8-K, which was filed today with the Securities and Exchange Commission (the “SEC”).

The following table presents a reconciliation of Net Income (Loss) to Adjusted EBITDA for the periods indicated:

	Six Months Ended June 30	Three Months Ended March 31
	2023 (in thousands)	2023 (in thousands)
Net (loss) income	$(135,408)	$(89,895)
Income tax expense	1,880	1,424
Depreciation and amortization expense (4)	22,300	11,477
Stock-based compensation expense (1)	12,354	6,504
Interest and amortization on non-funding debt (5)	6,298	2,690
Restructuring, impairment, and other expenses (6)	11,119	9,137
Change in fair value of warrants (2)	(266)	(553)
Change in fair value of bifurcated derivative (3)	(1,064)	1,887
Adjusted EBITDA	$(82,787)	$(57,329)
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(1)Stock-based compensation represents the non-cash grant date fair value of stock-based instruments utilized to incentivize employees and consultants recognized over the applicable vesting period. This expense is a non-cash expense. We exclude this expense from our internal operating plans and measurement of financial performance (although we consider the dilutive impact to our shareholders when awarding stock-based compensation and value such awards accordingly). Tax on stock-based compensation is assessed at exercise, if applicable.
(2)Change in fair value of convertible preferred stock warrants represents change in fair value of liability-classified warrants as presented in our Consolidated Statements of Operations and Comprehensive Loss. This charge is a non-cash charge.
(3)Change in fair value of bifurcated derivative represents the change in fair value of embedded features within the pre-closing bridge notes that require bifurcation and are a separate unit of accounting. The bifurcated derivative is marked to market at each reporting date. The change in fair value is a non-cash gain or loss, and we believe that it does not correlate to the performance of our business during the periods presented. The pre-closing bridge notes were satisfied at closing of the business combination.
(4)Depreciation and amortization represents the loss in value of fixed and intangible assets through depreciation and amortization, respectively. These expenses are non-cash expenses, and we believe that they do not correlate to the performance of our business during the periods presented.
(5)Interest and amortization on non-funding debt represents interest and amortization on a corporate line of credit as presented in our Consolidated Statements of Operations and Comprehensive Income (Loss). Interest and amortization on non-funding debt excludes interest income from mortgage loans held for sale and warehouse interest expense on warehouse facilities, which are both core to our operations and recorded in the “total net revenues” caption of our Consolidated Statements of Operations and Comprehensive Income (Loss).
(6)For the six months ended June 30, 2023, restructuring, impairment, and other expenses are comprised of $5.3 million real estate restructuring loss, $4.8 million impairments on the Company’s property and equipment, $1.6 million employee related one-time termination benefits, $0.4 million impairments on the Company’s right-of-use asset and net of a $1.0 million gain on lease settlement. For the three months ended March 31, 2023, restructuring, impairment, and other expenses are comprised of $5.3 million real estate restructuring loss, $4.5 million impairments on the Company’s asset and $0.3 million employee related one-time termination benefits. For the three months ended March 31, 2022, restructuring, impairment, and other expenses include $38.7 million employee related one-time termination benefits.

About Better
Better is a leading digitally native homeownership company, serving customers in all 50 US states and the United Kingdom through its suite of products including residential mortgage, insurance and real estate services. In just six years since launch, Better has leveraged its industry-leading technology platform, Tinman™, to fund more than $100 billion in mortgage volume. Tinman™ allows customers to see their rate options in as little as three seconds, get pre-approved in as little as three minutes, lock in rates and get connected to a real estate agent in as little as 30 minutes, and close their loan in as little as three weeks. Better offers a range of mortgage loan products, including GSE-conforming mortgage loans, FHA and VA loans, and jumbo mortgage loans. Better launched its “One-Day Mortgage” program in January 2023. The program allows eligible customers to receive an underwriting determination on their mortgage loan application, in the form of a commitment letter, within 24 hours after locking in their interest rate. From 2019-2022, Better completed approximately $98 billion in mortgage volume, more than $4 billion in real estate transaction volume, as well as $39 billion in coverage written through its insurance arm. Better has earned numerous awards since inception. Better was ranked #1 on LinkedIn’s Top Startups List for 2021 and 2020, #1 on Fortune’s Best Small and Medium Workplaces in New York, #15 on CNBC’s Disruptor 50 2020 list, and was listed on Forbes FinTech 50 for 2020.
Forward-looking Statements
This press release contains certain forward-looking statements within the meaning of federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. Such factors can be found in the Registration Statement on Form S-4 filed with the SEC relating to the business combination between Aurora Acquisition Corp. and Better, including the definitive proxy statement/prospectus relating to the business combination, as well as the Company’s most recent current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for Better Home & Finance to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Better Home & Finance undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

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